Exhibit 10.1

Amendment
to the
2010 GXS Group, Inc.
Long Term Incentive Plan

WHEREAS, the shareholders of GXS Group, Inc., a Delaware corporation (the “Corporation”) previously approved the 2010 GXS Group, Inc. Long Term Incentive Plan (the “Plan”) to promote the interests of the Corporation and its shareholders by (i) attracting and retaining exceptional executive personnel and other key employees and consultants of the Corporation and its affiliates, (ii) motivating employees, consultants, and directors by means of performance related incentives to achieve longer range performance goals, and (iii) enabling employees, consultants and directors to participate in the long-term growth and financial success of the Corporation; and

WHEREAS, Section 13 of the Plan permits the amendment and termination of the Plan by the Board of Directors of the Corporation (the “Board”), subject to approval of the Corporation’s shareholders as necessary to comply with Applicable Law (as defined in the Plan) or the listing requirement of any exchange or for which or with which the Board deems it necessary or desirable to qualify or comply;

WHEREAS, the Board determined it would be in the best interests of the Corporation and its shareholders to increase the number of shares available for issuance in connection with awards granted under the Plan from 17,500,000 shares to 23,700,000 shares (the “Share Increase”);

WHEREAS, the shareholders of the Corporation approved the Share Increase as of May 31, 2013;

NOW THEREFORE, the Plan be and hereby is amended, effective as of May 31, 2013, as follows:

1.             Section 4(a) is amended to read as follows:

(a) Shares Available.  Subject to adjustment as provided in Section 14, the maximum number of Shares with respect to which Awards may be granted under the Plan shall be 23,700,000; provided, however, that the number of Shares available for issuance under the Plan shall be reduced by 2.5 Shares for every one Share issued in respect of an Award of (i) Restricted Stock, (ii) Restricted Stock Units, (iii) Performance Stock, (iv) Performance Stock Units or (v) other Awards which are not subject to payment of an exercise or purchase price.  Shares with respect to which Awards may be granted may consist, in whole or in part, of authorized and unissued shares or treasury shares.  If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan (including any Substitute Award) or to which such an Award relates are forfeited, cancelled or otherwise expire for any reason, then the Shares covered by such Award, or to which such Award relates, shall again become Shares with respect to which Awards may be granted.  The preceding sentence shall not be applicable with respect to (i) cancellation of a Stock Appreciation Right granted in tandem with an Option upon the exercise of the Option or (ii) the cancellation of an Option granted in tandem with a Stock Appreciation Right upon the exercise of the Stock Appreciation Right. All of the Shares subject to the Plan Limit may be issued pursuant to Incentive Stock Options, except that in calculating the number of Shares that remain available for Awards of Incentive Stock Options, the rules set forth in this Section 4 shall not apply to the extent not permitted under Section 422 of the Code.

[Signature Page to Follow]

IN WITNESS WHEREOF, GXS Group, Inc. causes this Amendment to be executed on June 4, 2013 by its duly authorized officer.

GXS GROUP, INC.

/s/ Richard B. Nash
Richard B. Nash Senior Vice President, General Counsel and Secretary